Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-153409 on Form S-3 and Registration Statement Nos. 333-130340, 333-140197, 333-142679, 333-150789 on Form S-8 of SunPower Corporation of our report dated 11 June 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the differences between International Financial Reporting Standards as issued by the International Accounting Standards Board and accounting principles generally accepted in the United States of America, described in Note 28), relating to the consolidated financial statements of SunRay Malta Holdings Limited as of and for the years ended 30 June 2009 and 2008, appearing in this Current Report on Form 8-K/A of SunPower Corporation.

/s/ Deloitte

Malta

11 June 2010